INDEPENDENT AUDITORS' CONSENT

Papp Small & Mid-Cap Growth Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-65609 on Form N-1A of our report dated January 21, 2003 appearing in the Annual Report of the Papp Small & Mid-Cap Growth Fund, Inc. as of and for the year ended December 31, 2002 and to the reference to us under the headings "Financial Highlights" in the Prospectuses, which are part of this Registration Statement, and under the headings "Independent Auditors" and "Financial Statements" in the Statement of Additional Information, which is part of this Registration Statement. The statement of changes in net assets for the year ended December 31, 2001 and the financial highlights for each of the four years in the period ended December 31, 2001 were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 17, 2002.

/s/ Deloitte & Touche, LLP

Phoenix, Arizona
April 23, 2003